UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

-------------------------

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Cogent Communications Group, Inc.

-------------------------------------------------------------------------------------------------------------------------------

(Name of Issuer)

Common Stock, $0.001 par value per share

-------------------------------------------------------------------------------------------------------------------------------

(Title of Class of Securities)

19239V302

-------------------------------------------------------------------------------------------------------------------------------

(CUSIP Number)

Erel Margalit

Jerusalem Venture Partners

41 Madison Ave.

25th Floor

New York, NY  10010

(212) 479-5100

-------------------------------------------------------------------------------------------------------------------------------

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copies to:

Sean Caplice, Esq.

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP

155 Constitution Dr.

Menlo Park, CA  94025

(650) 321-2400

June 7, 2006

-------------------------------------------------------------------------------------------------------------------------------

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [  ].

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter disclosures provided in the cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners IV, L.P. (“JVP IV”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

2,582,729, except that Jerusalem Partners IV, L.P. (“JP IV”), the general partner of JVP IV, may be deemed to have sole power to vote these shares;

JVP Corp. IV (“JVPCIV”), the general partner of JP IV, may be deemed to have the sole power to vote these shares; and Erel Margalit (“Margalit”), as an officer of JVPCIV, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

2,582,729, except that JP IV, the general partner of JVP IV, may be deemed to have sole power to dispose of these shares; JVPCIV, the genera partner of JP IV, may be deemed to have the sole power to dispose of these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,582,729
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.4%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners IV-A, L.P. (“JVP IV-A”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

21,932 shares, except that JP IV, the general partner of JVP IV-A, may be deemed to have sole power to vote these shares; JVPCIV, the genera partner of JP IV, may be deemed to have sole power to vote these shares;

and Margalit, as an officer of JVPCIV, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

21,932 shares, except that JP IV, the general partner of JVP IV-A, may be deemed to have sole power to dispose of these shares; JVPCIV, the general partner of JP IV, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,932
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners IV (Israel), L.P. (“JVP IV (Israel)”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

62,324 shares, except that Jerusalem Partners IV – Venture Capital L.P.

(“JP IV VC”), the general partner of JVP IV (Israel), may be deemed to have sole power to vote these shares; JVPCIV, the general partner of JP IV

VC, may be deemed to have sole power to vote these shares; and Margalit,

as an officer of JVPCIV, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

62,324 shares, except that JP IV VC, the general partner of JVP IV (Israel),

may be deemed to have sole power to dispose of these shares; JVPCIV, the general partner of JP IV VC, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,324
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners Entrepreneurs Fund IV, L.P. (“JVP E-Fund IV”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

23,165 shares, except that JP IV, the general partner of JVP E-Fund IV,

may be deemed to have sole power to vote these shares; JVPCIV, the general partner of JVP IV, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

23,165 shares, except that JP IV, the general partner of JVP E-Fund IV,

may be deemed to have sole power to dispose of these shares; JVPCIV, the general partner of JVP IV, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,165
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners III, L.P. (“JVP III”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

1,916,021, except that Jerusalem Partners III, L.P. (“JP III”), the general partner of JVP III, may be deemed to have sole power to vote these shares;

Jerusalem Venture Partners Corporation (“JVPC”), the general partner of

JP III, may be deemed to have the sole power to vote these shares; and

Margalit, as an officer of JVPC, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

1,916,021, except that JP III, the general partner of JVP III, may be deemed to have sole power to dispose of these shares; JVPC, the general partner of JP III, may be deemed to have the sole power to dispose of these shares; and Margalit, as an officer of JVPC, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,916,021
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.0%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners Entrepreneur Fund III, L.P. (“JVP E-Fund III”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

147,289, except that JP III, the general partner of JVP E-Fund III, may be deemed to have sole power to vote these shares; JVPC, the general partner of JP III, may be deemed to have the sole power to vote these shares; and

Margalit, as an officer of JVPC, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

147,289, except that JP III, the general partner of JVP E-Fund III, may be deemed to have sole power to dispose of these shares; JVPC, the general partner of JP III, may be deemed to have the sole power to dispose of these shares; and Margalit, as an officer of JVPC, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 147,289
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners III (Israel), L.P. (“JVP III (Israel)”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

53,695, except that JVP III (Israel) Mgmt, the general partner of JVP III

(Israel), may be deemed to have sole power to vote these shares; and

Margalit, as an officer of JVP III (Israel) Mgmt, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

53,695, except that JVP III (Israel) Mgmt, the general partner of JVP III

(Israel), may be deemed to have sole power to dispose of these shares; and

Margalit, as an officer of JVP III (Israel) Mgmt, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 53,695
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Partners IV, L.P.(“JP IV”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

2,627,826 shares, of which 2,582,729 are directly owned by JVP IV,

23,165 are directly owned by JVP E-Fund IV and 21,932 are directly owned by JVP IV-A.  JP IV, the general partner of JVP IV, JVP E-Fund IV and JVP IV-A, may be deemed to have sole power to vote these shares;

JVPCIV, the general partner of JP IV, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

2,627,826 shares, of which 2,582,729 are directly owned by JVP IV,

23,165 are directly owned by JVP E-Fund IV and 21,932 are directly owned by JVP IV-A.  JP IV, the general partner of JVP IV, JVP E-Fund IV and JVP IV-A, may be deemed to have sole power to dispose of these shares; JVPCIV, the general partner of JP IV, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPCIV,

may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,627,826
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.5%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Partners IV – Venture Capital, L.P.(“JP IV VC”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

62,324 shares, all of  which are directly owned by JVP IV (Israel).  JP IV

VC, the general partner of JVP IV (Israel) may be deemed to have sole power to vote these shares; JVPCIV, the general partner of JP IV VC, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

62,324 shares which are directly owned by JVP IV (Israel).  JP IV VC, the general partner of JVP IV (Israel) may be deemed to have sole power to dispose of these shares; JVPCIV, the general partner of JP IV VC, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,324
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Partners III, L.P.(“JP III”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

2,063,310 shares, of which 1,916,021 are directly owned by JVP III and

147,289 are directly owned by JVP E-Fund III.  JP III, the general partner of JVP III and JVP E-Fund III, may be deemed to have sole power to vote these shares; JVPC, the general partner of JP III, may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPC, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

2,063,310 shares, of which 1,916,021 are directly owned by JVP III and

147,289 are directly owned by JVP E-Fund III.  JP III, the general partner of JVP III and JVP E-Fund III, may be deemed to have sole power to dispose of these shares; JVPC, the general partner of JP III, may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPC, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,063,310
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.3%*
14. TYPE OF REPORTING PERSON PN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners III (Israel) Management Company Ltd. (“JVP III (Israel) Mgmt”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

53,695 shares, all of which are directly owned by JVP III (Israel).  JVP III

(Israel) Mgmt, the general partner of JVP III (Israel), may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVP III

(Israel) Mgmt, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

53,695 shares, all of which are directly owned by JVP III (Israel).  JVP III

(Israel) Mgmt, the general partner of JVP III (Israel), may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of

JVP III (Israel) Mgmt, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 53,695
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%*
14. TYPE OF REPORTING PERSON CO

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Jerusalem Venture Partners Corporation (“JVPC”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

2,063,310 shares, of which 1,916,021 are directly owned by JVP III and

147,289 are directly owned by JVP E-Fund III.  JVPC, is the general partner of JP III, the general partner of JVP III and JVP E-Fund III, and may be deemed to have sole power to vote these shares; and Margalit, as an officer of JVPC, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

2,063,310 shares, of which 1,916,021 are directly owned by JVP III and

147,289 are directly owned by JVP E-Fund III.  JVPC, is the general partner of JP III, the general partner of JVP III and JVP E-Fund III, and may be deemed to have sole power to dispose of these shares; and

Margalit, as an officer of JVPC, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,063,310
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.3%*
14. TYPE OF REPORTING PERSON CO

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) JVP Corp. IV (“JVPCIV”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

2,690,150 shares, of which 2,582,729 are directly owned JVP IV, 21,932 are directly owned by JVP IV-A, 23,165 are directly owned by JVP E-

Fund IV and 62,324 are directly owned by JVP IV (Israel).  JVPCIV, is the general partner of JP IV, the general partner of JVP IV, JVP IV-A and JVP

E-Fund IV, and the general partner of JP IV VC the general partner of JVP

IV (Israel), and may be deemed to have sole power to vote these shares;

and Margalit, as an officer of JVPCIV, may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

2,690,150 shares, of which 2,582,729 are directly owned JVP IV, 21,932 are directly owned by JVP IV-A, 23,165 are directly owned by JVP E-

Fund IV and 62,324 are directly owned by JVP IV (Israel).  JVPCIV, is the general partner of JP IV, the general partner of JVP IV, JVP IV-A and JVP

E-Fund IV, and the general partner of JP IV VC the general partner of JVP

IV (Israel), and may be deemed to have sole power to dispose of these shares; and Margalit, as an officer of JVPCIV, may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,690,150
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%*
14. TYPE OF REPORTING PERSON CO

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

1. NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Erel Margalit (“Margalit”)
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3. SEC USE ONLY
4. SOURCE OF FUNDS
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6. CITIZENSHIP OR PLACE OF ORGANIZATION Israeli Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.

SOLE VOTING POWER

4,810,314 shares, of which 2,582,729 are directly owned by JVP IV,

21,932 are directly owned by JVP IV-A, 23,165 are directly owned by JVP

E-Fund IV, 62,324 are directly owned by JVP IV (Israel), 1,916,021 are directly owned by JVP III, 147,289 are directly owned by JVP E-Fund III,

53,695 are directly owned by JVP III (Israel), and 3,159 are directly owned by Erel Margalit.  Margalit is an officer of JVPCIV, which is the general partner of (i) JP IV, which is the general partner of JVP IV, JVP IV-A and

JVP E-Fund IV, and JP IV VC which is the general partner of JVP IV

(Israel), and (ii) an officer of JVPC which is the general partner of JP III,

which is the general partner of JVP III and JVP E-Fund III, and (iii) an officer of JVP III (Israel) Mgmt, which is the general partner of JVP III

(Israel), and may be deemed to have sole power to vote these shares.

8. SHARED VOTING POWER See response to Row 7.

9.

SOLE DISPOSITIVE POWER

4,810,314 shares, of which 2,582,729 are directly owned by JVP IV,

21,932 are directly owned by JVP IV-A, 23,165 are directly owned by JVP

E-Fund IV, 62,324 are directly owned by JVP IV (Israel), 1,916,021 are directly owned by JVP III, 147,289 are directly owned by JVP E-Fund III,

53,695 are directly owned by JVP III (Israel), and 3,159 are directly owned by Erel Margalit.  Margalit is an officer of JVPCIV, which is the general partner of (i) JP IV, which is the general partner of JVP IV, JVP IV-A and

JVP E-Fund IV, and JP IV VC which is the general partner of JVP IV

(Israel), and (ii) an officer of JVPC which is the general partner of JP III,

which is the general partner of JVP III and JVP E-Fund III, and (iii) an officer of JVP III (Israel) Mgmt, which is the general partner of JVP III

(Israel), and may be deemed to have sole power to dispose of these shares.

10. SHARED DISPOSITIVE POWER See response to Row 9.
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,810,314

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.0%*
14. TYPE OF REPORTING PERSON IN

* Please see Item 5 with respect to the determination of the number of shares of Common Stock deemed to be outstanding

Statement on Schedule 13D

This Amendment No. 2 to Schedule 13D is being filed to report the aggregate sale of 900,001 shares of common stock (the “Common Stock”) of Cogent Communications Group, Inc., a Delaware corporation (the “Company”) by the Reporting Persons to several underwriters (the “Underwriters”) in connection with a public offering. This Amendment No. 2  supplements and amends the Schedule 13D originally filed with the Securities and Exchange Commission on August  11, 2003 (the “Original Filing”), as amended by Amendment No. 1 filed with the Securities and Exchange Commission on March 30, 2004 (the “Amendment No. 1”). Only those items that are hereby reported are amended; all other items remain unchanged. All capitalized terms shall have the meanings assigned to them in the Original Filing and Amendment No. 1, unless otherwise indicated herein.

ITEM 5.

INTEREST IN SECURITIES OF THE ISSUER.

(a) and (b)  The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons is based upon 48,128,879 shares of Common Stock outstanding as of June 7, 2006.

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Schedule is provided as of June 7, 2006:

(a)

Amount beneficially owned:

See Row 11 of cover page for each Reporting Person.

(b)

Percent of Class:

See Row 13 of cover page for each Reporting Person.

(c)

Number of shares as to which such person has:

(i)

Sole power to vote or to direct the vote:

See Row 7 of cover page for each Reporting Person.

(ii)

Shared power to vote or to direct the vote:

See Row 8 of cover page for each Reporting Person.

(iii)

Sole power to dispose or to direct the disposition of:

See Row 9 of cover page for each Reporting Person.

(iv)

Shared power to dispose or to direct the disposition of:

See Row 10 of cover page for each Reporting Person.

ITEM 6.

CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

In connection with the sale of the Common Stock by the Reporting Persons, the Reporting Persons entered in an Underwriting Agreement, by and among the Company, Cogent Communications, Inc., the Underwriters, other selling stockholders, dated June 1, 2006, attached as exhibit 1.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on June 1, 2006, and incorporated herein by reference.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 20, 2006

JERUSALEM VENTURE PARTNERS IV, L.P., a Delaware Limited Partnership

By:

Jerusalem Partners IV, L.P.

its General Partner

By:

JVP Corp. IV

its General Partner

By:

/s/ Erel Margalit

Erel Margalit, Officer

Date:  June 20, 2006

JERUSALEM VENTURE PARTNERS IV-A, L.P., a Delaware Limited Partnership

By:

Jerusalem Partners IV, L.P.

its General Partner

By:

JVP Corp. IV

its General Partner

By:

/s/ Erel Margalit

Erel Margalit, Officer

Date:  June 20, 2006

JERUSALEM VENTURE PARTNERS ENTREPRENUERS FUND IV, L.P., a Delaware Limited Partnership

By:

Jerusalem Partners IV, L.P.

its General Partner

By:

JVP Corp. IV

its General Partner

By:

/s/ Erel Margalit

Erel Margalit, Officer

Date:  June 20, 2006

JERUSALEM VENTURE PARTNERS IV (Israel), L.P., an Israel Limited Partnership

By:

Jerusalem Partners IV-Venture Capital, L.P.

its General Partner

By:  JVP Corp. IV

its General Partner

By:

/s/ Erel Margalit

Erel Margalit, Officer

Date:  June 20, 2006

JERUSALEM VENTURE PARTNERS III, L.P., a Delaware Limited Partnership

By:

Jerusalem Partners III, L.P.

its General Partner

By:

Jerusalem Venture Partners Corporation

its General Partner

By:

/s/ Erel Margalit

Erel Margalit, Officer

Date:  June 20, 2006

JERUSALEM VENTURE PARTNERS ENTREPRENUER FUND III, L.P., a Delaware Limited Partnership

By:

Jerusalem Partners III, L.P.

its General Partner

By:

Jerusalem Venture Partners Corporation

its General Partner

By:

/s/ Erel Margalit

Erel Margalit, Officer

Date:  June 20, 2006

JERUSALEM VENTURE PARTNERS III (Israel), L.P., an Israel Limited Partnership

By:

Jerusalem Venture Partners III (Israel) Management  Company Ltd.

its General Partner

By:

/s/ Erel Margalit

Erel Margalit, Officer

Date:  June 20, 2006

JERUSALEM PARTNERS IV, L.P., a Delaware Limited Partnership

By:

JVP Corp. IV

its General Partner

By:

/s/ Erel Margalit

Erel Margalit, Officer

Date:  June 20, 2006

JERUSALEM PARTNERS IV- VENTURE CAPITAL,

L.P., an Israeli Limited Partnership

By:  JVP Corp. IV

Its general partner

By:

/s/ Erel Margalit

Erel Margalit, Officer

Date:  June 20, 2006

JERUSALEM VENTURE PARTNERS CORPORATION, a Cayman Islands Corporation

By:

/s/ Erel Margalit

Erel Margalit, Officer

Date:  June 20, 2006

JVP CORP. IV, a Cayman Island Corporation

By:

/s/ Erel Margalit

Erel Margalit, Officer

Date:  June 20, 2006

JERUSALEM PARTNERS III, L.P., a Delaware limited partnership

By Jerusalem Venture Partners Corporation

its General Partner

By:

/s/ Erel Margalit

Erel Margalit, Officer

Date:  June 20, 2006

JERUSALEM VENTURE PARTNERS III (ISRAEL) MANAGEMENT COMPANY LTD., an Israel corporation

By:

/s/ Erel Margalit

Erel Margalit, Officer

Date:  June 20, 2006

EREL MARGALIT

By:

/s/ Erel Margalit

Erel Margalit

Exhibit A

Agreement of Reporting Persons

The Reporting Persons have agreed that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of Cogent Communications Group, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable agreement are already on file with the appropriate agencies.